UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

  DATE OF REPORT (DATE OF EARLIEST EVEN REPORTED):  APRIL 14, 2003

                       COMMISSION FILE NUMBER: 333-93711


                        ICON Health & Fitness, Inc.
           (Exact Name of Registrant as Specified in its Charter)

          Delaware                                   87-0531206
(State or other jurisdiction of         (I.R.S. Employer Identification
 incorporation or organization)                          No.)


                      1500 South 1000 West, Logan, Utah 84321
              (Address and zip code of principal executive offices)

                                435 750-5000
             (Registrant's telephone number, including area code)

Item 9.  REGULATION FD DISCLOSURE

     On April 14, 2003, ICON Health & Fitness, Inc. announced by press release its earnings for the quarter ended March 1, 2003. A copy of the press release is attached hereto as Exhibit 99.1.

Item 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On April 14, 2003, ICON Health & Fitness, Inc. announced by press release its earnings for the quarter ended March 1, 2003. A copy of the press release is attached hereto as Exhibit 99.1.


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON Health & Fitness, Inc.

By:   /s/ S. Fred Beck
   -----------------------------
   S. Fred Beck
   Chief Financial Officer

Date:  April 14, 2003

                              EXHIBIT INDEX

Exhibit
Number         Description

99.1 Press Release of ICON Health & Fitness, Inc. dated April 14, 2003, reporting the Company's financial results for the third quarter of fiscal 2003 and the nine month period ended March 1, 2003.

                            EXHIBIT 99.1

  ICON Health & Fitness Reports Financial Results For The Third Quarter of Fiscal 2003 Ended March 1, 2003 and the Nine Months ended March 1, 2003


For the third quarter ended March 1, 2003, ICON reported net sales of $344.0 million, compared to $296.0 million for the third quarter ended March 2, 2002, which represents a $48.0 million, or 16.2%, increase over the prior-year quarter. For the nine months ended March 1, 2003, ICON reported net sales of $806.9 million, compared to $694.8 million for the nine months ended March 2, 2002, which represents a $112.1 million, or 16.1%, increase over the prior year nine month period. Sales increased primarily due to increased customer demand for fitness equipment.

Net income for the third quarter ended March 1, 2003 was $20.3 million, compared to net income of $25.5 million for the third quarter ended March 2, 2002. Income before taxes for the third quarter ended March 1, 2003 was $31.0 million, compared to income before taxes of $26.9 million for the third quarter ended March 2, 2002. This increase resulted primarily from increased sales and improved gross margins. The improved gross margin was a result of increased direct consumer sales, changes in product mix and manufacturing efficiencies. The provision for taxes for the quarter ended March 1, 2003 was $10.7 million compared to a provision of $1.4 million in the third quarter ended March 2, 2002. The lower tax provision in the third quarter ended March 2, 2002 resulted from adjustments pursuant to an Internal Revenue Service audit whereby certain expenses taken in prior periods have been capitalized and are now being amortized over fifteen years. These adjustments created a deferred tax asset of approximately $11.5 million which resulted in an income tax benefit. Depreciation and amortization for the third quarter ended March 1, 2003 was $5.0 million compared to $4.9 million for the third quarter ended March 2, 2002. Interest expense, including amortization of deferred financing fees, for the third quarter ended March 1, 2003 was $6.5 million versus the prior year's comparable period interest expense and deferred financing fees of $6.9 million.

Net income for the nine month period ended March 1, 2003 was $30.6 million, compared to net income of $29.1 million for the corresponding period ended March 2, 2002. Income before taxes for the nine month period ended March 1, 2003 was $48.4 million, compared to income before taxes of $33.8 million for the nine month period ended March 2, 2002. This increase resulted primarily from increased sales and improved gross margins. The improved gross margin was a result of increased direct to consumer sales, changes in product mix and manufacturing efficiencies. The provision for taxes for the nine month period ended March 1, 2003 was $17.8 million compared to a provision of $4.8 million in the nine month period ended March 2, 2002. The lower tax provision in the nine month period ended March 2, 2002 was the result of adjustments pursuant to an Internal Revenue Service audit as discussed above. Depreciation and amortization for the nine month period ended March 1, 2003 was $13.2 million versus the prior year's comparable period depreciation and amortization of $13.7 million. Interest expense, including amortization of deferred financing fees, for the nine month period ended March 1, 2003 was $19.9 million versus the prior year's comparable period interest expense and deferred financing fees of $22.4 million.

The Company has established earnings before net interest expense, income taxes, depreciation and amortization ("EBITDA") as an indicator of operating performance and as a measure of cash generating ability. EBITDA for the third quarter ended March 1, 2003 was $42.5 million, or 12.4% of net sales, compared to $38.7 million, or 13.1% of net sales for the third quarter ended March 1, 2002, a $3.8 million or 9.8% increase. EBITDA for the nine months ended March 1, 2003 was $81.5 million compared to $69.9 million, or 10.1% of net sales for the nine months ended March 1, 2003 and March 2, 2002, an $11.6 million or 16.6% increase. This increase resulted primarily from increased customer demand for the Company's products. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The Company's earnings and EBITDA for the quarter and the nine month period ended March 1, 2003 were negatively impacted by an additional bad debt provision of $5.4 million and $9.1 million, respectively, related to the pre-bankruptcy receivables of Kmart. As of March 1, 2003, 100 percent of the pre-bankruptcy receivable has been disposed of.

The following is a reconciliation of net income (loss) to EBITDA for the third quarter and the nine month period ended March 1, 2003:

                                      Third quarter       Year-to-date
                                      -------------       ------------
          Net income                      $20.3               $30.6
          Add back:
            Depreciation and Amortization   5.0                13.2
            Provision for income tax       10.7                17.8
            Interest expense                6.3                19.2
            Amortization of deferred
              financing fees                0.2                 0.7
                                          -----               -----
          EBITDA                          $42.5               $81.5
                                          =====               =====

Total assets as of March 1, 2003 and May 31, 2002 were $550.1 million and $423.2 million, respectively. This increase resulted primarily from an increase in accounts receivable and inventory. Accounts receivable increased as a result of increased sales and the discontinuance of certain discounts taken by customers prior to May 31, 2002 on payments of receivables on thirty day terms, instead of the customary sixty day terms. Inventory increased as a result of anticipated future sales. Net debt (current portion of long-term debt plus long-term debt less cash) as of March 1, 2003 and May 31, 2002 was $302.0 million and $251.1 million, respectively. The increase resulted from borrowings used to fund the increase in accounts receivable and inventory. Capital expenditures for the nine month period ended March 1, 2003 were $13.4 million versus the prior year's comparable period capital expenditures of $8.9 million.

ICON Health & Fitness, Inc. will hold a conference call with investors on Tuesday, April 15, 2003; at 4:30 p.m. EST to discuss its financial results for the third quarter of fiscal 2003 filed on Form 10-Q with the Securities and Exchange Commission on April 14, 2003. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, Scott Watterson, President and COO, Gary Stevenson and CFO, Fred Beck, will co-host the call.

To participate by phone, please dial 888-566-5778. Callers should ask to be connected to the "ICON earnings" conference call.

ICON Health & Fitness, Inc. is the world's largest manufacturer and marketer of fitness equipment. The company is headquartered in Logan, Utah and has more than 4,200 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following company-owned brand names: NordicTrack, ProForm, HealthRider, Weslo, Weider, IMAGE, Crossbow and Free Motion, as well as Reebok and Gold's Gym under license.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales; possible disruption in commercial activities due to the war in Iraq, terrorist activity and other armed conflicts; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in ICON's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and ICON undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 435 750 5000